STOCK OPTION AGREEMENT, entered into as of the 15th day of May, 2002, between DCAP GROUP, INC., a Delaware corporation (the "Company"), and BARRY GOLDSTEIN (the "Optionee").

     WHEREAS, the Optionee is an employee of the Company and is a member of the Board of Directors of the Company and its subsidiaries thereof; and

     WHEREAS, the Company desires to provide to the Optionee an additional incentive to promote the success of the Company.

     NOW, THEREFORE, in consideration of the foregoing, the Company hereby grants to the Optionee the right and option to purchase Common Shares of the Company under and pursuant to the terms and conditions of the Company's 1998 Stock Option Plan (the "Plan") and upon the following terms and conditions:

     1. GRANT OF OPTION. The Company hereby grants to the Optionee the right and option (the "Option") to purchase up to One Million (1,000,000) Common Shares of the Company (the "Option Shares") during the period commencing on the date hereof and terminating at 5:00 P.M. on May 15, 2007 (the ""Expiration Date").

     2. NATURE OF OPTION. The Option is not intended to meet the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended, relating to "incentive stock options."

     3. EXERCISE PRICE. The exercise price of each of the Option Shares shall be Thirty Cents ($.30) (the "Option Price"). The Company shall pay all original issue or transfer taxes on the exercise of the Option.

     4. EXERCISE OF OPTIONS. The Option shall be exercised in accordance with the provisions of the Plan. As soon as practicable after the receipt of notice of exercise and payment of the Option Price as provided for in the Plan, the Company shall tender to the Optionee a certificate issued in the Optionee's name evidencing the number of Option Shares covered thereby.

     5. TRANSFERABILITY. The Option shall not be transferable other than by will or the laws of descent and distribution and, during the Optionee's lifetime, shall not be exercisable by any person other than the Optionee.

     6. TERMINATION OF EMPLOYMENT. The Option shall remain exercisable until the Expiration Date notwithstanding any termination or cessation of employment or other association with the Company or its subsidiaries for any reason whatsoever.

     7. INCORPORATION BY REFERENCE. The terms and conditions of the Plan are hereby incorporated by reference and made a part hereof.

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     8. NOTICES.  Any notice or other  communication  given  hereunder  shall be deemed sufficient if in writing and delivered personally or sent by facsimile transmission, overnight mail or courier or registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at 90 Merrick
Avenue, 9th Floor, East Meadow, New York 11554, Attention: Secretary (fax number: (516) 794-4529), and to the Optionee at the address set forth below or to such other address as either party may hereafter designate in writing to the other party in accordance with the provisions hereof. Notices shall be deemed to have been given on the date of mailing or transmission, except notices of change of address, which shall be deemed to have been given when received.

     9. BINDING EFFECT. This Stock Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

     10. ENTIRE AGREEMENT. This Stock Option Agreement, together with the Plan, contains the entire understanding of the parties hereto with respect to the subject matter hereof and may be modified only by an instrument executed by the party sought to be charged. No amendment on the part of the Company shall be valid unless approved by its Board of Directors.

     11. GOVERNING LAW. This Stock Option Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice of law rules thereof.

     12. EXECUTION IN COUNTERPARTS. This Stock Option Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

     13. FACSIMILE SIGNATURES. Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

     14. INTERPRETATION; HEADINGS. The provisions of this Stock Option Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto. The headings and captions under sections and paragraphs of this Stock Option Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Stock Option Agreement.


       Remainder of Page Intentionally Left Blank. Signature Page Follows.

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     IN WITNESS  WHEREOF,  the parties have executed this Stock Option Agreement as of the day and year first above written.


                                  DCAP GROUP, INC.


                                  By: /s/ Morton L. Certilman
                                     ----------------------------------
                                     Morton L. Certilman, Secretary

                                  /s/ Barry Goldstein
                                  -------------------------------------
                                  Barry Goldstein

                                  P.O. Box 450
                                  Hewlett, New York  11557
                                  -------------------------------------
                                  Address

                                  (516) 374-4484
                                  -------------------------------------
                                  Fax Number

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